UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2019

EMERGE ENERGY SERVICES LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35912	90-0832937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5600 Clearfork Main Street, Suite 400

Fort Worth, Texas 76109

(Address of principal executive offices, including zip code)

(817) 618-4020

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	EMESZ	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Material Definitive Agreement.

As previously disclosed, on July 15, 2019, Emerge Energy Services LP (the “Partnership”), along with its parent Emerge Energy Services GP, LLC (“GP”) and certain of the Partnership’s subsidiaries (collectively, the “Debtors”), filed voluntary petitions for relief (collectively, the “Petitions” and, the cases commenced thereby and jointly administered under case number 19-11563, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

In connection with the Chapter 11 Cases, on July 17, 2019, the Debtors received interim authorization from the Bankruptcy Court to enter into the DIP Facility (as defined below).

DIP Facility

In connection with the Chapter 11 Cases, on July 19, 2019 (the “Closing Date”), the Debtors entered into a senior secured priming and superpriority debtor-in-possession credit and security agreement (the “DIP Facility”) with HPS Investment Partners, LLC, as administrative agent and collateral agent (the “DIP Administrative Agent”) and the financial institutions from time to time party thereto.

The DIP Facility is in an amount of up to $35 million (the “Commitment Amount”), and roll-up loans in an aggregate principal amount equal to the proceeds of the collateral received on and from the closing date of the DIP Facility. Interest on the DIP Facility will accrue at a rate per year equal to the LIBOR rate (with a floor of 2.00%) plus 8.00% or alternate base rate plus 7.00%.

The Company is required to pay fees in relation to the DIP Facility, including the following:

•                  Closing Fee:  3.0% of the aggregate Commitment Amount, which was due and payable, and was paid in full, on the Closing Date;

•                  Unused Commitment Fee: 1.0% per annum on the amount by which $35 million exceeds the average daily unpaid balance (other than the roll-up loans) for each day of such quarter; and

•                  Agent Fees: separately agreed upon between the Debtors and the DIP Administrative Agent;

The DIP Facility will mature on the earlier of: (i) six months after the Closing Date; (ii) the date any Debtor enters into (or files a motion with the Bankruptcy Court or otherwise takes action to seek the Bankruptcy Court’s authorization of) any agreement for the sale or transfer of all or any material portion of the Debtors’ assets unless such agreement and any related orders provide for the indefeasible payment of the obligations under the DIP Facility on or prior to the closing of such proposed sale or transfer; (iii) the date which is the closing date of any sale or transfer of all or any material portion of the Debtors’ assets, other than sales or transfers of inventory in the ordinary course of business; (iv) the filing or support by any Debtor of a Chapter 11 plan that (x) does not provide for indefeasible payment in full of the obligations under the DIP Facility and (y) is not otherwise acceptable to the required lenders; (v) the effective date of Chapter 11 plan of reorganization or liquidation filed in any of the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court; (vi) 30 days after the entry of the interim order by the Bankruptcy Court, if the final order shall not have been entered by the Bankruptcy Court on or prior to such date; (vii) the date the Bankruptcy Court orders any Chapter 11 Case be converted to a case filed under Chapter 7 of the Bankruptcy Court or the dismissal of the Chapter 11 Case of any Debtor; (viii) the date of termination of the commitments under the DIP Facility and the acceleration of the loans (including the occurrence of an event of default or any default under the interim order or final order); or (ix) the termination of the restructuring support agreement by the Debtors or the consenting creditors under the restructuring support agreement.

Proceeds of the DIP Facility can be used by the Debtors to, among other things,  fund the Debtors’ general business purposes, including working capital requirements during the pendency of the Chapter 11 Cases and to pay certain fees and expenses of professionals retained by the Debtors, in each case subject to certain limitations provided in the DIP Facility.

The foregoing description of the DIP Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DIP Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1

Senior Secured Priming and Superpriority Debtor-In-Possession Credit and Security Agreement, dated as of July 19, 2019, among Emerge Energy Services, LP, as parent guarantor, Emerge Energy Services Operating LLC and Super Silica Sands LLC, as borrowers, the financial institutes which are now or which hereafter become a party thereto, as lenders and HPS Investment Partners, LLC, as administrative agent for the lenders and collateral agent for the secured parties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Emerge Energy Services LP
By: Emerge Energy Services GP LLC, its general partner

Date: July 25, 2019
	By:	/s/ Rick Shearer
Rick Shearer
Chief Executive Officer